Exhibit 8.2

August 30, 2019

Board of Directors

Oritani Financial Corp.

370 Pascack Road

Township of Washington, New Jersey 07676

Ladies and Gentlemen:

We have acted as special counsel to Oritani Financial Corp., a Delaware corporation and registered savings and loan holding company (“Oritani”), in connection with the proposed merger (the “Merger”) of Oritani with and into Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”), with Valley as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of June 25, 2019, by and between Valley and Oritani (the “Merger Agreement”). As required pursuant to Section 6.1(d) of the Merger Agreement, we are rendering our opinion (the “Opinion”) concerning certain United States federal income tax matters. All capitalized terms used herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

In providing our Opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the factual statements and representations made by Valley and Oritani in their respective officer’s certificates delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any such person or any similarly qualified statement or representation are and will be true, complete and correct without such qualification, and (v) Valley, Oritani, and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

LUSE GORMAN, PC

ATTORNEYS AT LAW

Board of Directors

Oritani Financial Corp.

August 30, 2019

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

Our Opinion is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in a material modification of our Opinion. Our Opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”: (1) we are of the opinion that, under current law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the descriptions of the law and the legal conclusions set forth in the Registration Statement under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to the holders of Oritani common stock.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Valley or Oritani of any such change or inaccuracy that may occur or come to our attention.

LUSE GORMAN, PC

ATTORNEYS AT LAW

Board of Directors

Oritani Financial Corp.

August 30, 2019

This opinion letter is issued to Oritani solely for the benefit of Oritani and its shareholders in connection with the Merger. This Opinion may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Luse Gorman, PC, under the caption “MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Luse Gorman, PC

LUSE GORMAN, PC